UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 31, 2008

WENDY'S INTERNATIONAL, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-08116	31-0785108
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4288 West Dublin-Granville Road, Dublin, Ohio		43017
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-764-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements.

On January 31, 2008, the Compensation Committee of the Board of Directors of the Company awarded 10,000 restricted stock units ("RSUs") to Kerrii B. Anderson, Chief Executive Officer and President. The grant date of the award was February 1, 2008.

These RSUs were awarded on a one-time basis and recognize her leadership and contributions to the Company as it implements Phase 2 of its strategic growth plan, continues its efforts to improve financial results and addresses numerous matters resulting from the protracted review of strategic alternatives by the Special Committee of the Board of Directors.

The RSUs were awarded under the Company’s 2007 Stock Incentive Plan (the "Plan") and are scheduled to vest on Mrs. Anderson’s termination of employment with the Company for any reason other than for cause (as defined in the Plan). The RSUs can be settled only in common shares of the Company and include dividend equivalent rights. The common shares will be issued six months following termination of employment, except in the event of death or disability. If Mrs. Anderson’s employment is terminated by reason of death or disability, the common shares will be issued as soon as practicable following the date of such termination. Dividends on RSUs, payable only as additional common shares, are paid on all RSUs outstanding as of the dividend payment date. The additional shares issued under the terms of the dividend equivalent rights will be issued at the same time as the underlying shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY'S INTERNATIONAL, INC.

February 6, 2008	By:	Leon M. McCorkle, Jr.

Name: Leon M. McCorkle, Jr.
Title: Executive Vice President, General Counsel & Secretary